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                                  EXHIBIT 99.1

                                FUTURELINK CORP.


         FUTURELINK COMPLETES ACQUISITION OF ASYNC TECHNOLOGIES, INC OF
                               DETROIT, MICHIGAN


Irvine, California, November 29, 1999 - Futurelink Corp. (OTC: FLNK) today announced completion of the acquisition of privately-held Async Technologies, Inc. (ATI), the leading Citrix reseller and integrator in the Midwest. The acquisition was previously announced September 8, 1999 upon signing of the definitive agreement.

The acquisition of ATI increases FutureLink's revenues by over $10 million in 1999. Combined with the recently completed acquisitions of Computer Networks Inc., of Pleasanton, California and Micro Visions of Irvine, California, and the recently announced definitive agreement for the acquisition of KNS Distribution Limited of the UK, the largest reseller of Citrix products outside of the US, FutureLink increases its annualized revenues to over $65 million, and increases its employee base to over 345.

ABOUT ASYNC TECHNOLOGIES, INC. (ATI)
Founded in 1991 and based in Detroit, ATI is the leading Citrix reseller and integrator in the Midwest, with 24 employees and 1998 revenues of $6 million. Async was North America's seventh largest Citrix integrator in 1998 and one of the top 10 Citrix resellers in 1997. Async was also named the third fastest growing private company in the state of Michigan in 1999. In addition to its Detroit headquarters, the company has offices in Chicago, Cincinnati, Cleveland, Columbus, Indianapolis and Pittsburgh.

ABOUT FUTURELINK
FutureLink, The Computer Utility Company(TM), is a founder of the Application Service Provider (ASP) industry and a founding member of the ASP Industry Consortium. The company has the largest installed base of application hosting platforms with thousands of customers worldwide.

FutureLink's Application Hosting Services Division provides businesses with off-site, Internet-based computing, allowing subscribers to escape costly hardware/software upgrade cycles, precisely control total cost of technology ownership and focus on their core businesses. The division offers customers an all-inclusive, trouble-free ASP service at a predictable price and provides computing service as transparently and reliably as today's utilities deliver electricity, water and telephone service.

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Forward-looking statements and comments in this news release are made pursuant to safe harbor provisions of the Securities Exchange Act of 1934. Such statements relating to, among other things, the prospects for the companies to complete the transaction and enhance operating results, are necessarily subject to risks and uncertainties, some of which are significant in scope and nature. These risks may be further discussed in periodic reports and registration statements to be filed by the company from time to time with the Securities and Exchange Commission in the future.